Exhibit 4.17

Non-Binding English Translation

of Hebrew Original

Appendix A

Orbotech Ltd.

Registration No. 520035213	Date: February 10, 2013

To:

Israel Discount Bank Ltd. (the “Bank”)

Ladies and Gentlemen,

Re: Irrevocable Letter of Undertaking

Further to the Letter of Agreement dated January 31, 2013 and as an integral part of the Financing Agreement between us signed on December 21, 2009, including all amendments thereto (hereinafter—the “Financing Agreement”), pertaining to the credit facilities and banking services you have provided to us and as part of the other loan documents we have signed to you, we, the undersigned, Orbotech Ltd. registration no. 520035213 (hereinafter—the “Company”), hereby irrevocably declare, agree, testify, confirm and undertake to the Bank, as follows:

As of the date of issuance of this letter no charge and/or mortgage of any type or kind except for the “Permitted Charges” (as such term is defined below) exist over all or any of our assets and/or properties and/or other rights of any type and kind (hereinafter—the “Company’s Assets”), such that the Company’s Assets are completely free and clear of all charges, mortgages, attachments (except provisional attachments) and of rights of any parties and/or entities, except for the Permitted Charges (hereinafter in reference to Company’s Assets—“Free and Clear”).

1.	That as long as we owe the Bank any debts, undertakings, obligations and amounts, all pursuant to the records of the Bank as in effect from time to time and at all times (hereinafter—the “Debts”):

1.1	The Company’s Assets will always be Free and Clear.

1.2	Other than the Permitted Charges, we will not create, without the Bank’s prior written consent, any charge and/or mortgage of any kind or type over the Company’s Assets, in whole or in part, which now belong to us and/or that will belong to us at any time.

1.3	Other than the Permitted Charges, we will not carry out any transaction and/or action in the Company’s Assets and we will not vest others with any rights in the Company’s Assets, and among other things, we will not assign and/or sell and/or lease and/or rent and/or deliver and/or transfer in any way the Company’s Assets, in whole or in part, to another or others nor will we transfer them from one place to another, without your prior written consent, other than in the ordinary course of business of the Company.

2.	The “Permitted Charges” are:

2.1	Any fixed charge or floating charge which is registered as of the date of this letter at the Registrar of Companies and is intended to secure a debt or an obligation of the Company, including towards the State of Israel (including any authority or extension thereof) or towards a bank acting on its behalf or in its name and/or towards the Bank.

2.2

Any fixed charge and/or mortgage on the fixed assets of the Company for the benefit of a third party (including leasing companies) which provided and/or will provide credit (full or partial) directly or by

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way of leasing for the purchase of such fixed assets, and the aforesaid charge and/or mortgage will be utilized by the recipient thereof as a security for the debts and obligations of the Company with respect to such credit (‘Shaslan’).

2.3	Any delivery, endorsement and/or assignment, from time to time, of documents in connection with export or import of goods (hereinafter—the “Documents”) to any bank or to a third party which will grant credit (full or partial) directly for the financing of such export or import, and the aforementioned Documents will be utilized by the recipient thereof as a security for the debts and obligations of the Company with respect to such credit and the right of such recipient to realize therefrom the debts and obligations of the Company with respect to such credit will have priority.

3.	For avoidance of doubt, it is hereby clarified that the sale and/or assignment and/or discount of accounts receivables and/or letters of credit and/or bills and/or other negotiable instruments do not constitute a charge or a mortgage of any kind over the Company’s Assets for purposes of this letter and they will not be deemed as an assignment, sale or transfer of the Company’s Assets in any other way, provided that they are carried out on reasonable commercial terms and at fair value.

4.	It is further clarified that the right of setoff, possession and/or lien of Israeli and/or foreign banks over monies, rights, securities or assets that stand to the credit of any account or which are deposited or which will be deposited in any account of the Company with such banks will not constitute a charge or a mortgage of any kind over the Company’s Assets for purposes of this letter.

5.	In addition, any delivery, endorsement and/or assignment from time to time of bills of customers (such as—promissory notes, bills of exchange and checks) and other negotiable instruments to any third party providing credit, loans and other financial services, so that the bills and other instruments will serve such recipient as security for the debts and obligations of the Company towards him with respect to such credit, and the right of such recipient to realize therefrom the debts and obligations of the Company with respect to such credit will have priority, will not constitute a charge or a mortgage over the Company’s Assets for the purposes of this letter.

6.	We will be able to cancel this Letter of Undertaking at any time by written notice if you confirm to us in writing that we have no debts and obligations of any kind towards you. Such written confirmation will be provided within 7 business days from receipt of our request therefor.

7.	We hereby undertake, that in the event that we sign for the benefit of any third party an undertaking not to create charges on terms that are preferential to those contained in our undertaking towards the Bank, such terms will be deemed to apply, mutatis mutandis, to our undertaking towards the Bank, as if originally contained therein.

8.	Other than as provided under this letter, all of the remaining provisions of the Financing Agreement and the loan documents will continue to apply in their full force and effect.

9.	The Company declares and undertakes to the Bank that it has duly adopted all resolutions and received all approvals required by law and pursuant to its incorporation documents for entering into this letter, and further that it does not require the consent or approval of any third party to enter into this letter and to perform all its obligations as detailed herein, that no prohibition and/or restraint and/or limitation whatsoever, whether under law or agreement, exist for its signing this letter, and its execution hereof does not constitute a breach of and/or does not derogate from any right of a third party, including under law and/or agreement and/or any other obligation towards a third party.

10.	Any breach and/or default of all and/or part of that set forth and stipulated in this letter, will constitute and will be deemed as a breach of the Financing Agreement and the loan documents, as well as the securities and guarantees and as an additional event of default that will entitle the Bank to accelerate payments on account of credits and to demand immediate repayment of the credits, as provided in the Financing Agreement, with all implications as a result thereof.

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In witness whereof, we have signed this letter:

/s/

Orbotech Ltd. registration no. 520035213

I the undersigned, Adv. Alon J. Fiul, acting as counsel of Orbotech Ltd. registration no. 520035213 (hereinafter—the “Company”), hereby confirm to Israel Discount Bank Ltd. (hereinafter – the “Bank”) that the above referenced document was signed on behalf of the Company by Mr. Doron Abramovitch I.D. number 023762784 and Mr. Amichai Steimberg I.D. number 057430308, who are authorized by their signatures to bind the Company towards the Bank, pursuant to duly adopted resolutions of the authorized organs of the Company, as well as by virtue of the incorporation documents of the Company, such that the above referenced document binds the Company, and is valid for all intents and purposes.

Date: February 10, 2013	Advocate:	/s/ and stamp
Alon J. Fiul, Adv. L.N. 38893

Bank’s agreement

We agree to that set forth in your above letter to us.

/s/ and stamp
Israel Discount Bank Ltd. Business Division

To:

Israel Discount Bank Ltd.

Dear Sir,

In a written resolution of the board of directors of Orbotech Ltd. registration no 520035213 (hereinafter – the “Company”) from February 6, 2013 it was resolved as follows:

1.	To sign the document attached to this letter titled: “Irrevocable Letter of Undertaking” for the benefit of Israel Discount Bank Ltd.

2.	To empower any two of: Mr. Yochai Richter—I.D. 1652494, Mr. Asher Levy—I.D. 055640791, Mr. Amichai Steimberg—I.D. 057430308 and Mr. Doron Abramovich—I.D. 023762784, to sign together on behalf of the Company all of the above referenced documents.

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We hereby confirm that the above resolutions are in accordance with the current incorporation documents of the Company, have been registered in the minute book and signed by the chairman and that all resolutions and approvals required for this transaction have been received and adopted.

/s/
Chairman

To:

Israel Discount Bank Ltd.

Tel-Aviv

Dear Sir,

I the undersigned, acting as counsel of the above referenced Company, hereby confirm to Israel Discount Bank Ltd. (hereinafter—the “Bank”) that:

1.	The copy of the above referenced written resolution attached hereto of Orbotech Ltd. registration no 520035213 (hereinafter—the “Company”) is a true copy of the original thereof.

2.	The resolutions adopted and mentioned under the above referenced written resolution are in accordance with the incorporation documents of the Company, its memorandum and articles of association, have been registered in the minute book and have been signed by the chairman.

3.	All approvals and resolutions have been received and adopted, and anything required by law carried out, including within the authorized organs of the Company, so that the above referenced resolutions bind the Company towards the Bank for all intents and purposes.

4.	No restraint and/or limitation exists by law and/or agreement with respect to adoption of the above referenced resolutions, the execution and realization thereof in relation to the Company.

5.	Mr. Doron Abramovitch I.D. 023762784 and Mr. Amichai Steimberg I.D. 057430308 are managers in the Company and the signatures of any two of them together with the Company’s stamp bind the Company for all intents and purposes with respect to the document attached to this letter and titled: “Irrevocable Letter of Undertaking”.

6.	In addition I hereby confirm to you that as of the date set forth herein, no application for appointment of a permanent or temporary receiver is pending against the Company, nor has any order to appoint a permanent or temporary receiver been issued, nor has an application for a temporary or permanent order of liquidation been issued against the Company.

Date: February 10, 2013

Advocate:	/s/ and stamp
Alon J. Fiul, Adv. L.N. 38893

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